Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of September 21, 2013, is by and between Valassis Communications, Inc. (“Valassis”) and MacAndrews & Forbes Holdings Inc. (“Recipient”). Valassis and Recipient are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Certain capitalized terms used herein have the meanings set forth in Section 8.

W I T N E S S E T H

WHEREAS, Recipient desires that Valassis provide certain information in order to enable Recipient to evaluate the possibility of engaging in a transaction (the “Transaction”);

WHEREAS, during the course of any discussions or negotiations regarding the Transaction, Valassis will from time to time provide Recipient with confidential information;

WHEREAS, Recipient acknowledges and agrees that the confidential information provided by Valassis, before or after the execution of this Agreement, may be proprietary and highly confidential and that the unauthorized disclosure of such confidential information could result in substantial and irreparable harm to Valassis, which harm may be extremely difficult to quantify; and

WHEREAS, Valassis desires to preserve its employee base, business operations and capital structure free from the disruption that could arise from the misuse of such confidential information.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.   Evaluation Material. The term “Evaluation Material” means any and all information, in any form or medium, written or oral, concerning or relating to Valassis or its subsidiaries (whether prepared by Valassis, its Representatives or otherwise, and irrespective of the form or means of communication and whether it is labeled or otherwise identified as confidential) that is furnished to or on behalf of Recipient by or on behalf of Valassis, including without limitation all oral and written information relating to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that that have not been published, technology and any other confidential information or intellectual property of Valassis. In addition, “Evaluation Material” shall be deemed to include all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by Recipient or any of its Representatives that contain, reflect or are based upon, in whole or part, the information furnished to or on behalf of Recipient as contemplated hereby. The term “Evaluation Material” shall not include information that: (a) is or becomes available to the public generally, other than as a result of disclosure by Recipient or one of its Representatives in breach of the terms of this Agreement; (b) becomes available to Recipient or a Representative from a source other than Valassis or one of its Representatives, including without limitation prior to the date hereof, provided that such source is not known by Recipient either (i) to be bound by a confidentiality agreement with or (ii) to have a contractual, legal or fiduciary obligation of confidentiality to Valassis or any other person with respect to such information; or (c) has been independently acquired or developed by Recipient or its Representatives without using any Evaluation Material or violating any of its obligations under this Agreement.

2.   Use of Evaluation Material and Confidentiality.

(a)  The Recipient agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating the possible Transaction, and that the Evaluation Material will be kept confidential by the Recipient and its Representatives; provided, however, that Recipient may disclose Evaluation Material as follows: (i) to such of its Representatives who need such information for the purpose of evaluating the possible Transaction, it being understood that such Representatives shall be informed in advance by Recipient of the confidential nature of such information; (ii) as expressly contemplated by this Agreement; and (iii) in all other cases, only if and to the extent that Valassis gives its prior written consent to such disclosure.

(b)   As a condition to the furnishing of Evaluation Material to the Representatives of Recipient, Recipient shall direct its Representatives to treat such information in accordance with the provisions of this Agreement and to perform or to comply with the confidentiality obligations of Recipient with respect to the Evaluation Material as contemplated hereby. Recipient agrees that it will be fully responsible for any breach of any of the provisions of this Agreement by its Representatives which are applicable to Representatives.

(c)   Recipient agrees to take all reasonable steps to keep the Evaluation Material and any copies thereof secure and in such a way so as to prevent unauthorized access by any third party.

(d)   Except as otherwise set forth herein, the parties agree that, without the prior written consent of the other party, each party and its Representatives shall not disclose to any person (other than its own Representatives) prior to the time of public announcement by Valassis and Recipient of a definitive agreement between Recipient or an Affiliate and Valassis with respect to a Transaction the fact that the Evaluation Material has been made available to it/them, the fact that discussions or negotiations are taking place or have taken place concerning a possible Transaction between the Parties or the existence of this Agreement or anything that might identify Valassis or any of its Affiliates as exploring or having explored a possible Transaction or any similar transaction with any particular party, on the part of Recipient, or Recipient or its Representatives being involved in evaluating a Transaction or any terms or facts relating thereto that would cause the identity of Recipient to be disclosed, on the part of Valassis; provided, however, that a Party may make such disclosure as it determines in good faith and upon the advice of counsel is required by law or the applicable rules of any national securities exchange or other market or reporting system (in which event the disclosing party shall use reasonable efforts to consult with the other party as early as possible prior to any such disclosure regarding the nature, timing, extent and form of such disclosure).

(e)   Recipient agrees that, without the prior written consent of Valassis, Recipient and its Representatives shall not disclose to any other person (including without limitation by issuing a press release or otherwise making any public statement) any of the terms, conditions or other information with respect to the Transaction, including the status thereof; provided, however, that Recipient may make such disclosure as it determines in good faith and upon the advice of counsel is required by law or the applicable rules of any national securities exchange or other market or reporting system (in which event Recipient shall use reasonable efforts to consult with Valassis as early as possible prior to any such disclosure regarding the nature, timing, extent and form of such disclosure).

(f)   If Recipient or any of its Representatives are requested or required to disclose any Evaluation Material by interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, Recipient shall provide Valassis with prompt written notice of any such request or requirement so that Valassis, at its own expense, has an opportunity to seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If Valassis waives compliance with the provisions of this Agreement with respect to a specific request or requirement, Recipient and its Representatives shall disclose only that portion of the Evaluation Material that is covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If (in the absence of a waiver by Valassis) Valassis has not secured a protective order or other appropriate remedy, and Recipient or one of its Representatives is nonetheless then legally compelled to disclose any Evaluation Material, Recipient or such Representative may, without liability hereunder, disclose only that portion of the Evaluation Material that is legally compelled to be disclosed.

(g)   If either Party hereto decides that it does not desire to proceed with the Transaction, then it shall promptly notify the other Party. Under such circumstances, upon the request of Valassis, Recipient shall promptly destroy, deliver or cause to be delivered to Valassis all Evaluation Material furnished to it or to any of its Representatives, together with all copies of such Evaluation Material (including without limitation electronic copies, other than backup and archival copies), in the possession or control of Recipient or in the possession or control of any of its Representatives, and an officer of Recipient shall certify promptly in writing to Valassis that all such Evaluation Material has been destroyed or returned. Recipient and its Representatives nonetheless shall be entitled to retain a copy of any Evaluation Material to the extent required by applicable law or regulation. Notwithstanding the return or destruction or preservation of the Evaluation Material as contemplated by this subsection, Recipient and its Representatives will continue to be bound by the terms of this Agreement with respect thereto, including all obligations of confidentiality.

(h)   Nothing herein shall be deemed to limit or restrict Recipient or a Representative from disclosing any information in any action or proceeding by Recipient or a Representative to enforce any rights that Recipient may have against Valassis under this Agreement.

(i)   Notwithstanding the provisions of this Agreement, the Parties each hereby acknowledge that there are and may be in the future many similarities in their or certain of their affiliates’ businesses, operations, systems and other confidential information, and that Recipient’s portfolio companies are currently and may be in the future customers of Valassis, and hereby agree that the disclosure by one party to the other of confidential information shall not prevent or in any way interfere with a Party’s or such Party’s relevant Representative’s operation of its business or the use by a party or such relevant Representative of its own confidential information without reference to or use of the other party’s confidential information, and such Party’s or such relevant Representative’s operation of its business and/or such use of its own confidential information shall not constitute a breach of this Agreement.

3.   No Liability, Reliance or Obligation. Each Party hereto understands and acknowledges that the other Party and its respective Representatives shall not be committed or liable in any way with respect to any Transaction or to any matters discussed or negotiated unless and until a formal definitive written agreement with respect thereto is executed by an authorized officer of each Party, and that neither Party nor its respective Representatives shall have any liability to the other Party in the event that, for any reason whatsoever, no such formal definitive written agreement is executed, except for any breach of the terms of this Agreement. Neither Party shall have any obligation to commence or continue discussions or negotiations, to provide or receive any Evaluation Material, to reach or execute any agreement or to refrain from entering into or continuing any discussions, negotiations and/or agreements at any time with any third party, unless and until a formal definitive written agreement is executed by Valassis and Recipient or a Representative, and only to the extent provided therein. Except as set forth in any formal definitive written agreement executed by Valassis and Recipient or a Representative or as set forth in this Agreement, neither Recipient nor any of its Representatives shall be entitled to rely on any statement, promise, agreement or understanding, whether written or oral, or any custom, usage of trade, course of dealing or conduct. In addition, Recipient understands and acknowledges that neither Valassis nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and that neither Valassis nor any of its Representatives shall have any liability whatsoever to Recipient or to any of its Representatives relating to or resulting from the Evaluation Material or any errors therein or omissions therefrom, except as set forth in any formal definitive written agreement with respect to a Transaction.

4.   Transaction Process. Recipient shall not, and shall direct its Representatives not to, initiate or maintain contact with any director, officer, employee, partner, manager, member, agent, customer, or supplier of Valassis with respect to or relating in any way to the Transaction, except in accordance with guidelines that are mutually established by the Parties and as provided in this Section or as otherwise set forth herein. Recipient hereby agrees to submit or direct, and to direct its Representatives to submit or direct, to the designee or designees of Valassis all (a) communications regarding the Transaction, (b) requests for additional information in connection with the Transaction, (c) requests for facility tours or management or employee meetings or conversations in connection with the Transaction and (d) discussions or questions regarding procedures. Recipient understands that Valassis has made no decision to pursue a Transaction. Recipient acknowledges that if Valassis determines to pursue a Transaction, it may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to any Transaction with or involving Valassis. Recipient acknowledges and agrees that (a) Valassis and its Representatives are free to conduct the process relating to a possible Transaction as Valassis and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective purchasers and entering into a preliminary or definitive agreement to effect a Transaction) without prior notice to you or any other person and (b) Valassis reserves the right, in its sole discretion, to change the Procedures at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to a Transaction and to suspend or terminate discussions and negotiations with you at any time and for any reason.

5.   Non-Solicitation and Non-Hire of Employees. Recipient agrees that, for a period of twelve months from the date hereof, it shall not, and shall cause those of its controlled Affiliates and controlled Representatives who, in each case, are involved in the evaluation of the Transaction to not, directly or indirectly, solicit or hire any individual who is an employee at the Vice President level or above of Valassis or its subsidiaries that first became known to Recipient in connection with the Transaction or evaluation thereof; provided, however, that this restriction shall not apply to (i) any part-time employee, (ii) any employee who as of the date hereof has already entered into employment discussions with Recipient or its Affiliates or Representatives or contacted Recipient or its Affiliates or Representatives to initiate such discussions, (iii) any employee who has sought employment on his or her own initiative, or (iv) any employee who has not been employed by Valassis or its subsidiaries for a period of at least three months prior to such solicitation or hiring, as the case may be; provided further, that generalized advertisement of employment opportunities and generalized employee searches (in either case not focused specifically on or directed in any way at the employees or an employee of Valassis or its subsidiaries) shall not be deemed to cause a breach of this non-solicitation restriction.

6.   Standstill.

(a)   Recipient hereby agrees that in the event that Valassis or its Representatives delivers to Recipient, in connection with discussions regarding a Transaction, Evaluation Material from and after the date hereof that constitutes material nonpublic information concerning Valassis or any of its subsidiaries, for a period of twelve months from the date hereof, Recipient and its controlled Affiliates and subsidiaries will not, directly or indirectly, acting alone or in concert with others, unless specifically invited in advance by Valassis or its Representative: (i) acquire or agree, offer, seek or propose to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of (A) any material portion of the assets (other than in the ordinary course of business) or businesses of Valassis or its subsidiaries, (B) other than as set forth herein, any securities issued by Valassis or any other economic interest of Valassis or any of its subsidiaries, or (C) any option or other right to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or the policies of Valassis or to obtain representation on the board of directors (or any committee thereof) of Valassis, or solicit or participate in the solicitation of any proxies or consents with respect to any securities of Valassis, or initiate any shareholder proposal for action by Valassis’ shareholders; (iii) seek or propose to have called, or cause to be called, any meeting of stockholders of Valassis; (iv) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any voting securities of Valassis or any of its subsidiaries, (v) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing; (vi) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (vii) propose or seek to propose any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Valassis or any of its subsidiaries; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. Notwithstanding the foregoing nothing contained herein shall limit or restrict the right or ability of Recipient or its controlled Affiliates or Subsidiaries to confidentially and non-publicly make a bona fide written proposal to the Board of Directors of Valassis with respect to a Transaction. Recipient represents to Valassis that neither it nor any of its controlled Affiliates or subsidiaries owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any securities of Valassis as of the date hereof; provided that nothing herein shall prevent the Recipient or its Representatives, subject to compliance with applicable laws, from acquiring beneficial ownership of up to, but no more than, an aggregate of 1.0% of the outstanding common shares of Valassis. The foregoing shall not, however, prohibit Recipient or a controlled subsidiary or Affiliate from complying with relevant laws, rules and regulations.

(b)   Notwithstanding anything contained in Section 6(a) to the contrary, if, from and after the date hereof any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board of Directors of Valassis (or any duly constituted committee thereof) to acquire, whether by merger, acquisition, tender or exchange offer or otherwise, more than 50% of the outstanding voting securities of Valassis or assets of Valassis or its subsidiaries representing more than 50% of the consolidated earnings power of Valassis and its subsidiaries, taken as a whole (the “Alternative Transaction”) then Recipient may (i) confidentially and non-publicly propose to acquire any of the assets, businesses or securities issued by Valassis or any business combination or other extraordinary transaction with Valassis; provided, however, that any such confidential and non-public proposal must be in writing and may only be made to Valassis’ financial advisor, J.P. Morgan, or to Valassis’ Board of Directors; and (ii) publicly propose to acquire any of the assets, businesses or securities issued by Valassis or any business combination or other extraordinary transaction with Valassis if Recipient (A) has presented such proposal to the Board of Directors of Valassis at least five business days prior to its public disclosure and (B) reasonably believes the terms and conditions of such proposed transaction are more favorable to Valassis’ shareholders than those of the Alternative Transaction. Notwithstanding the foregoing, Recipient may take the actions described in clauses (i) or (ii) of the preceding sentence only if it has not solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any such other person or group in connection with any of the transactions described above.

(c)   Notwithstanding anything contained in Section 6(a) to the contrary, if, from and after the date hereof (i) any person commences an unsolicited tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of Valassis or (ii) a person or “group” (as defined under the Exchange Act) enters into an agreement or commences a proxy solicitation in which such person or group would, if successful, elect or acquire the ability to elect one or more directors to the Board of Directors of Valassis then, in the event that Recipient shall not have solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any such other person or group in connection with the transactions contemplated by clauses (i) and (ii) above, the restrictions set forth in Section 6(a) applicable to Recipient and its controlled subsidiaries and Affiliates shall terminate immediately.

(d)   In the event Valassis has agreed with any person or entity to subject such person or entity to restrictions similar to those set forth in this Section 6 for a period of less than twelve months, Valassis shall promptly inform Recipient in writing of such shorter period and such shorter period shall, immediately and without any further action of the Parties, supersede the twelve month restrictive period set forth in this Section 6 and apply to Recipient and its controlled subsidiaries.

7.   Remedies. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by a Party or any of its Representatives and that such Party is entitled to equitable relief, including injunction and specific performance, as a remedy of such breach. The Parties agree to waive and to use reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party or any of its Representatives has breached this Agreement, or if a Party does not prevail in any such action, such breaching or non-prevailing Party shall be liable for and pay to the other Party on demand promptly following the submission of supporting documents the reasonable and documented legal fees and expenses incurred by the non-breaching or prevailing Party in connection with such litigation, including any appeal therefrom.

8.   Certain Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Representatives” of a Party and those of its Affiliates who receive Evaluation Material means the directors, officers, partners, managers, members, employees, advisors, and other representatives of such Party or such Affiliates, including attorneys, accountants, actuaries, consultants and financial advisors, but, in the case of Recipient, the term Representatives shall specifically exclude any source of equity or debt financing (unless expressly approved in writing by Valassis). Valassis hereby approves the designation by Recipient of each of Credit Suisse Group AG and each of its Affiliates as a Representative, for the purpose of serving as a debt financing source to Recipient. Valassis hereby acknowledges that prior to the date hereof, Recipient has contacted Bank of America Corporation and its Affiliates (“BofA”) for the purpose of serving as a debt financing source and agrees that such prior contact does not constitute a violation of this Agreement, provided that no further contact with BofA in its capacity as a debt financing source is made without the consent in writing of Valassis.

9.   Waivers and Amendments. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other exercise thereof or the exercise of any other right, power or privilege hereunder. No alteration, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each Party. No provision hereof or right hereunder may be waived except by a separate written letter executed by an authorized officer of the waiving Party, which writing expressly waives an identified portion of this Agreement.

10.   Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two business days after being sent to the recipient by reputable intercontinental courier service (charges prepaid) or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the address indicated on the signature page to this Agreement or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

11.   Choice or Law/Consent to Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the U.S. federal and state courts in the City of Wilmington, Delaware for any action, suit or proceeding arising out of or related hereto. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the U.S. federal and state courts of the City of Wilmington, Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.   Severability. If any provision or portion of this Agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unreasonable, in whole or in part in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable, and this Agreement as thus amended shall be enforced in such jurisdiction to give effect to the intention of the Parties insofar as that is possible, and further, the Agreement shall continue without amendment in full force and effect in all other jurisdictions. In the event of any such determination, the Parties shall negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

13.   Insider Trading. Recipient acknowledges that Valassis is an issuer with securities registered pursuant to the Exchange Act and that the disclosure of nonpublic information regarding Valassis or any of its subsidiaries by Recipient or trading in the securities of Valassis by Recipient while in the possession of such information may, depending on the facts and circumstances, subject Recipient to liability under certain U.S. securities laws.

14.   Construction. The term “person” as used in this Agreement shall be interpreted broadly to include the media and any corporation, group, individual or other entity. The word “including” (and all variations) shall mean including without limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any U.S. federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

15.   Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. A facsimile copy of this Agreement or any signatures hereon shall be considered as originals for all purposes.

16.   Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the Parties hereto, and the obligations and liabilities assumed in this Agreement by the Parties hereto shall be binding upon their respective successors and assigns, provided that Recipient may not assign this Agreement without the prior written consent of Valassis.

17.   Headings. The headings to the Sections and subsections contained herein are for identification purposes only and are not to be construed as part of this Agreement.

18.   Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the matters provided for herein, including, for the avoidance of doubt, that certain letter agreement between Valassis and Recipient dated September 3, 2013, which is superceded in full.

19.   Term. Unless a shorter period of time is specified elsewhere in this Agreement, all obligations of the Parties shall continue until the third anniversary hereof.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Confidentiality Agreement to be executed by their duly authorized officers as of the day and year first written above.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd L. Wiseley, Esq.
Title:	Secretary

Address: 19975 Victor Parkway Livonia, MI 41852

Attention:	Todd Wiseley
Facsimile:	734-591-4460

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Edward Taibi
Name:	Edward Taibi
Title:	SVP

Address: 35 East 62 St NY NY 10065

Attention:	E. Taibi
Facsimile:	212-572-8439